Filed Pursuant to Rule 424(b)(2)

File No. 333-135006

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series G, Floating Rate Notes due March 22, 2010	$2,500,000,000	$76,750

(1)

The filing fee of $76,750 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $2,147,858.34 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-123689) filed by Wells Fargo & Company on March 30, 2005 is being carried forward, of which $76,750 is offset against the registration fee due for this offering and of which $1,103,988.63 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 1	Filed Pursuant to Rule 424(b)(2)
Dated: March 15, 2007	Registration No. 333-135006

(To Prospectus dated June 19, 2006,

and Prospectus Supplement dated January 25, 2007)

Wells Fargo & Company

Medium Term Notes, Series G

Floating Rate Notes

Principal Amount:	$2,500,000,000

Issue Price:	100%

Proceeds to Company:	$2,498,500,000

Original Issue Date:	March 22, 2007

Stated Maturity Date:	March 22, 2010

Base Rate:	One-month LIBOR Reuters

Initial Interest Rate:	One-month LIBOR Reuters, determined two London banking days prior to March 22, 2007

Interest Payment Dates:	The 22nd day of each month, commencing April 23, 2007 (due to the fact that April 22, 2007 is not a business day), and the maturity date

Interest Determination Dates:	Second London banking day prior to the interest reset date

Interest Reset Dates:	The 22nd day of each month, commencing April 23, 2007 (due to the fact that April 22, 2007 is not a business day)

Spread:	For all interest periods commencing on or after March 22, 2007 through and including March 19, 2009, the spread is 0 basis points. For all interest periods commencing on or after March 20, 2009, the spread is 10 basis points.

Index Maturity:	One-Month LIBOR Reuters. For purposes of determining LIBOR Reuters, the Designated LIBOR Page is Page LIBOR01.

Optional Redemption:	At our option, we may redeem all of the notes on any Redemption Date.

Redemption Price:	100%, together with any accrued interest to the Redemption Date.

Redemption Dates:	Beginning on March 20, 2009, and on the 22nd day of each month thereafter.

Agents:	Credit Suisse Securities (USA), LLC Lehman Brothers Inc.

CUSIP:	94974BBT6